EXHIBIT 99.1

Dear Rayonier Shareholder:

Rayonier Inc. has declared a special dividend payable to shareholders of record on November 14, 2003. Pursuant to the terms of this special dividend, each shareholder has the option to elect to receive (1) cash, (2) common shares or (3) a combination of cash and common shares, subject to the limitation on cash as described in the prospectus supplement sent with this form. You may make this election on a per share basis, so that you receive common shares on some of your shares and cash on the rest. In any event, cash will be paid in lieu of a fractional share.

Please complete, sign, date and deliver this Election Form in the accompanying postage-paid envelope or by facsimile transmission to (781) 380-3388 at your earliest convenience. Your election is revocable until 5:00 P.M. Eastern Standard Time (EST) on December 11, 2003. You may revoke your election by submitting a new, properly completed election form bearing a later date than your previously submitted election form. However, if no valid election is indicated or this election form has not been received via mail or fax on or before 5:00 P.M. (EST) on December 11, 2003, you will receive the special dividend in common shares.

Please indicate below whether you elect to receive the special dividend in common shares, cash or a combination thereof on all common shares that you owned on November 14, 2003 as shown on this Election Form.

If you have additional questions on how to complete the Election Form please call Georgeson Shareholder Communications Inc. toll-free at (888) 679-2903.

Detach Election Form Here

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☐	Caution – Please do not fold, staple, or tear this card.
ELECTION FORM – RAYONIER INC.

☐	I elect to receive Rayonier common shares in payment of the special dividend on all of my shares.

☐	I elect to receive cash in payment of the special dividend on all of my shares.	Total Shares

☐	I elect to receive a combination of Rayonier common shares and cash in payment of the special dividend on my shares as indicated below:

• common shares in payment of the special dividend on shares; and

• cash in payment of the special dividend on shares.

Note: the sum of the shares indicated in the combination election should equal the Total Shares held as listed on this Election Form.

Change address as necessary.

SIGNATURE: Please sign exactly as your name is printed on this Election Form. For joint owners, each joint owner must sign. When signing in a representative capacity, please give title.

Daytime Telephone Number

	Stock Owner sign here	Date	Co-Owner sign here

DELIVERY INSTRUCTIONS

By Mail:	By Overnight Courier:
(In the enclosed postage-paid envelope)

The Bank of New York	The Bank of New York
Rayonier Dividend Election	Rayonier Dividend Election
P.O. Box 859208	161 Bay State Road
Braintree, MA 02185-9208	Braintree, MA 02185-9208

By Hand:	By Facsmile Transmission:

The Bank of New York	(781) 380-3388
Reorganization Services
101 Barclay Street
Receive and Deliver Window
Street Level
New York, NY 10286

For Information Call:

Georgeson Shareholder Communications Inc.
(888) 679-2903